Exhibit 10.1
February 19, 2024

Dear Tom:

SunPower Corporation (the “Company” or “SunPower”) is pleased to extend an offer of employment to you on the following terms and conditions:

1.Position. We are pleased to offer you the position of Executive Chairman of SunPower. In your capacity as an executive of the Company, you will report to the Board of Directors of the Company (the “Board”) and will carry out and perform the lawful orders, directions, and policies given to you by the Board. You will devote as much time and attention as is reasonably required to fulfill your responsibilities hereunder and will use good faith efforts to discharge your responsibilities under this agreement to the best of your ability. Subject to Board approval, you will serve as a member of the Board and the Chairman of the Board, and your membership on the Board and your role as its Chair is subject to applicable provisions in the Company’s Certificate of Incorporation, Bylaws, Corporate Governance Principles and other relevant governance policies of the Company in effect from time to time (the “Governance Policies”).

2.Start Date. If you accept this offer, your employment with the Company will begin on or before February 21, 2024 (your “Start Date”). No provision of this document will be construed to create an express or implied employment contract, or a promise of employment for any specific period of time. Any and all employment with the Company is at-will employment, which may be terminated by you or the Company at any time for any reason. No person with the Company has the authority to create any oral agreement modifying the terms of the at-will employment relationship or to make any express or implied promises regarding employment on which you should rely. Any changes to the at-will employment relationship must be in writing from the Board.

3.Compensation and Benefits.

a.Base Salary. The initial base pay will be at a rate of USD $180,000 per year. Salary reviews are performed no more frequently than once per year, and any salary increase is at the sole discretion of the Board.

b.Long-Term Incentive Awards. Subject to approval of the Board, upon your Start Date, you will receive an award of 250,000 performance-based restricted stock units (the “Sign-On PSUs”) under the SunPower Corporation 2015 Omnibus Incentive Plan (the “OIP”). The Sign-On PSUs will vest if (i) you remain employed as Executive Chairman of the Company through January 2, 2025 and (ii) the Company attains positive operating cash flow, as determined in good faith by the Board, in at least one fiscal quarter during the second half of 2024. In addition, upon your Start Date, subject to the approval of the Board, you will be granted an annual award of restricted stock units under the OIP, or any successor thereto, with a grant date value of $300,000, which will be immediately vested as

1

of the date of grant (the “Annual RSUs”). Subject to, and in addition to the foregoing, the applicable terms and conditions for such Sign-On PSUs and Annual RSUs will be provided in separate award agreements.

c.Benefits. Currently, SunPower benefits include but are not limited to a health and welfare plan, vision plan, dental plan, life and disability and a 401(k) plan. You will be eligible to receive benefits upon commencement of your employment, commensurate with your position. These benefits, of course, may be modified or changed from time to time at the sole discretion of the Company, and the provision of such benefits to you in no way changes or impacts your status as an at-will employee.

i.Business Expenses. Additionally, the Company shall pay or reimburse you for all business and travel expenses reasonably and necessarily incurred by you in the performance of your duties, consistent with the Company’s expense reimbursement policy, as in effect from time to time. You are also entitled to fly in business class for all flights that require cumulative one-way air travel in excess of five (5) hours.

4.Service on Boards. Subject to Board approval and the applicable provisions of the Governance Policies, during the term of your employment, in addition to your role as an employee, you will serve as a member of the Board as the Executive Chairman. For the avoidance of doubt, other than the consideration set forth in Section 3 herein, you will receive no additional consideration for your service on the Board. You may, subject to applicable policies and procedures applicable to Board members from time to time including the Governance Policies, (i) serve on corporate, civic or charitable boards or committees, (ii) manage personal investments, and (iii) with the prior approval of the Board, serve as an employee for other companies where you are currently an employee, so long as these activities, whether individually or in the aggregate, do not interfere or conflict with your performance of your responsibilities under this agreement and do not violate the Confidentiality Agreement.

5.Confidentiality and Other Obligations. In consideration of your employment, you will be required to agree to and comply with customary restrictive covenants, including your agreement to not to use or disclose any confidential information for the benefit of anyone other than SunPower. Should you accept this offer of employment, your employment will be contingent upon you signing the SunPower Agreement Concerning Proprietary Information and Inventions (the “Confidentiality Agreement”) a copy of which is attached as Exhibit A. You acknowledge that your obligations regarding maintaining the confidentiality of SunPower information, including but not limited to those outlined in the Confidentiality Agreement, survive the termination of your employment.

6.Indemnification. The Company will provide you with its standard indemnification agreement for officers and directors, and hereby agrees to indemnify you to the maximum extent provided under the by-laws of the Company for acts taken within the scope of your employment and your service as an officer or director of the Company or any of its subsidiaries or affiliates. To the extent that the Company obtains coverage under a director and officer liability insurance policy, you will be entitled to such coverage on a

2

basis that is no less favorable than the coverage provided to any other officer or director of the Company.

7.Successors. This agreement is personal to you and without the prior written consent of the Company will not be assignable by you otherwise than by will or the laws of descent and distribution. This agreement will inure to the benefit of, and be enforceable by, your legal representatives. This agreement will inure to the benefit of and be binding upon the Company and its successors and assigns.

8.Governing Law. The validity, interpretation, construction, performance and enforcement of this agreement will be governed by the laws of the State of California, without application of any conflict of laws principles that would result in the application of the laws of any other jurisdiction.

9.Withholding. The Company will be entitled to withhold (or to cause the withholding of) the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to you hereunder. The Company, in its sole and absolute discretion, will make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.

10.Before Starting. Any potential employment with the Company is contingent upon your eligibility to work in the United States, and successful completion of a background check. On the first day of employment, if any, you must complete an I-9 form and provide the Company with any of the accepted forms of identification specified on the I-9 form.

11.Section 409A. The intent of the parties is that payments and benefits provided pursuant to this offer be exempt from or comply with Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this offer will be interpreted to be in compliance therewith.

12.Complete Agreement. This agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein.

13.Miscellaneous. This agreement may be executed in any number of counterparts, each of which will constitute an original and all of which together will constitute one agreement. Original signatures transmitted and received via facsimile or other electronic transmission are true and valid signatures for all purposes under this agreement and will bind the parties to the same extent as that of an original signature.

* * * *

3

Please sign below to confirm your acceptance of the terms of this offer. We are delighted at the prospect of working with you.

Sincerely,

SUNPOWER CORPORATION

By: /s/ Audrey Zibelman

Name: Audrey Zibelman
Title: Member, SunPower Corporation Board of Directors
Chair, Nominating and Governance Committee of the SunPower Corporation Board of
Directors

Agreed and Accepted:

By: /s/ Tom Werner
Tom Werner

Date: February 19, 2024

4